        Exhibit 10.10

AMEREN DEFERRED COMPENSATION PLAN
AND PARTICIPANT SUMMARY

AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2023

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AMEREN DEFERRED COMPENSATION PLAN
As Amended and Restated Effective January 1, 2023
    WHEREAS, Ameren Corporation amended and restated the Ameren Corporation Deferred Compensation Plan (“Plan”) effective as of January 1, 2010; and
    WHEREAS, Ameren Corporation reserves the right to amend the Plan; and
    WHEREAS, effective January 1, 2023, Ameren Corporation desires to amend and restate the Plan to incorporate all amendments executed to-date, and to make certain other changes for the efficient administration of the Plan.
    NOW, THEREFORE, effective January 1, 2023, the Plan is amended and restated to read as follows:

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AMEREN DEFERRED COMPENSATION PLAN As Amended and Restated Effective January 1, 2023
1.PURPOSE
The Ameren Deferred Compensation Plan (“Plan”) provides eligible participants with the opportunity to defer payment of certain elements of compensation received by Ameren for services performed. The Plan provides Ameren Corporation and its subsidiaries (“Ameren”) with the means to attract and retain key employees by offering a competitive compensation deferral program. Participation in the Plan is voluntary.
The Plan constitutes an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to comply with Code Section 409A and the Treasury Regulations and other guidance thereunder.
The Plan is effective for amounts deferred on and after January 1, 2023 and credited for the Plan Year beginning on and after January 1, 2023.
2.DEFINITIONS
Certain words and phrases are defined when first used later in the Plan. In addition, the following words and phrases when used herein shall have the respective meanings prescribed below unless the context clearly requires otherwise:
A.Ameren: As used herein shall mean Ameren Corporation and its subsidiaries.
B.Base Salary: For purposes of Base Salary Deferrals, the total amount paid to a Participant for his regular pay period for services rendered while a Participant, as regular salary, which includes holiday, sick pay and vacation pay.
C.Board: The Board of Directors of Ameren Corporation.
D.Code: The Internal Revenue Code of 1986, as amended.
E.Committee: The Administrative Committee of Ameren Services Company, which is responsible for administering the Plan in accordance with Section 13.
F.Deferral Account: As further described in Section 6, the bookkeeping account maintained on behalf of a Participant which represents (i) the Deferred Amounts elected by the Participant and credited on behalf of such Participant pursuant to Section 4, (ii) the Employer Match contributed on behalf of such Participant pursuant to Section 5 and (ii) any associated earnings and losses credited pursuant to Section 7.
G.Deferral Election: An election by an employee to defer one or more types of compensation eligible for deferral under the Plan as described in Section 4.
H.Deferred Amount: The amount of Base Salary and Incentive Award which a Participant elects to defer pursuant to the provisions of the Plan. The term Deferred Amount also

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includes Base Salary and Incentive Awards deferred as an Excess Compensation Deferral, as described in Section 4.A.
I.Earnings: The amount of additional income a Participant shall be deemed to earn on the Deferred Amounts and any Employer Match, as further described in Section 7.
J.Election Period: The period established by the Committee with respect to each Plan Year during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Code Section 409A.
K.Employer Match: The amount Ameren contributes to the Plan on behalf of any Participant pursuant to Section 5.
L.Excess Compensation: For purposes of Excess Compensation Deferrals, the Participant’s “Compensation” as defined in the Qualified Plan, as amended from time to time.
M.Incentive Award: The incentive award awarded to an eligible employee pursuant to the provisions of the applicable Ameren short-term incentive plan or other annual incentive plan or program that covers such employee.
N.Participant: An employee of Ameren who satisfies the requirements of Section 3 for a Plan Year or on whose behalf a Deferral Account is maintained.
O.Plan Year: The 12-month period commencing January 1 and ending on December 31.
P.Qualified Plan: The Ameren Corporation Savings Investment Plan.
Q.Retirement: Termination of Employment after attainment of at least age 55.
R.Specified Employee: A key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with administrative procedures for determining Specified Employees, as defined under Code Section 409A and consistent with the regulations promulgated thereunder.
S.Termination of Employment: A Participant shall be deemed to have terminated employment if Ameren and the Participant reasonably anticipate a permanent reduction in his or her level of bona fide services to a level less than 50 percent of the average level of bona fide services provided by the Participant in the immediately preceding 36-month period. Notwithstanding the preceding sentence, no termination of employment shall occur
1.while the Participant is on military leave, sick leave, or other bona fide leave-of-absence which does not exceed six months or such longer period during which the Participant retains a right to reemployment with Ameren pursuant to law or by contract; or
2.while the Participant is on a leave-of-absence due to a medically determinable physical or mental impairment that can be expected to last for a continuous period of six months or more and results in the Participant being unable to perform services for Ameren in his or her position or a substantially similar position and that does not exceed 29 months. A leave of absence will be a bona fide leave-of-absence only if there is a reasonable expectation that the Participant will return to perform services for Ameren.

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This definition will be applied consistent with Code Section 409A and its regulations.
Notwithstanding any other provisions of the Plan, this paragraph applies to certain Participants impacted by the sale of certain of the assets, liabilities and operations of Ameren Energy Resources Company, LLC by Ameren to Illinois Power Holdings a subsidiary of Dynegy Inc. (the "Dynegy Transaction"). A Participant who either (a) accepted an offer from Dynegy Inc. or any of its subsidiaries or affiliates ("Dynegy") and began employment with Dynegy upon the closing date of the Dynegy Transaction or (b) transferred to employment with Dynegy as of the closing date of the Dynegy Transaction, was not treated as incurring a termination of employment upon the closing date under the Plan or for purposes of Code Section 409A, as permitted under Treasury Regulation Section 1.409A-1(h)(4) (regarding asset purchase transactions). Therefore, such a Participant did not receive a distribution of his Deferral Account balances upon the closing date of the Dynegy Transaction. Such a Participant shall instead receive a distribution of his Deferral Account balances upon his termination of employment from Dynegy. A termination of employment from Dynegy shall be determined to occur pursuant to the provisions otherwise set forth above in this subsection, as interpreted in accordance with Code Section 409A, but applying the provisions to Dynegy instead of Ameren. All other provisions of the Plan continue to apply to the Participant.
3.ELIGIBILITY
Any employee of Ameren who is a member of the Ameren Leadership Team (commonly referred to as “ALT”), whether or not such employee is an officer, shall be eligible to participate in the Plan, unless the Administrative Committee designates such person as ineligible for the Plan. Such eligible employees may become a Participant by timely filing a Deferral Election.
If a Participant ceases to meet the eligibility criteria for the Plan after a Deferral Election becomes irrevocable, he or she shall continue to participate in the Plan for the remainder of the Plan Year to which the election relates and receive any corresponding Employer Match for such Plan Year. However, unless he or she again satisfies the eligibility requirements of this Section, the employee shall not be eligible to participate in the Plan after the end of such Plan Year.
4.DEFERRAL ELECTIONS AND TERMS
A.Elective Deferrals.
An eligible employee may elect to make the following Deferral Elections for a given Plan Year:
1.Base Salary Deferral. Up to 50% (in whole percentages) of the Participant’s Base Salary.
2.Incentive Award Deferral. Up to 85% (in whole percentages) of the Participant’s Incentive Award. A Participant may also elect to defer a portion of the Participant’s Incentive Award that is greater than a set dollar amount as long as the deferred amount does not exceed 85 percent of the Participant’s Incentive Award.
3.Excess Compensation Deferrals. Up to 6% (in whole percentages) of Excess Compensation, provided that a Participant’s Excess Compensation exceeds the limit on compensation in effect under Code Section 401(a)(17) for the Plan Year to which such Deferral Election relates. The Excess Compensation Deferral only applies to amounts of Excess Compensation that exceed Code Section 401(a)(17).

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B.Deferral Election Terms.
An eligible employee must timely file a Deferral Election during the applicable Election Period described in subsection C of this Section. A Deferral Election must specify:
1.The deferral percentage and types of compensation the employee elects to defer;
2.The distribution time for each type of compensation covered by the Deferral Election, as described in subsection 8.A;
3.The form of payment that applies in the event of Retirement, as described in subsection 8.B; and
4.The investment option(s) for any Excess Compensation Deferrals and Employer Match, or, if determined by the Committee, other Deferred Amounts.
If a Deferral Election does not specify a distribution time or form of payment, the default distribution time and/or form of payment described in Section 8 shall apply.
C.Election Timing.
The Committee has the discretion to establish the Election Periods, subject to the following requirements for compliance with Code Section 409A.
1.Annual Elections. Except as provided in clause 2 or 3 of this subsection, the Committee shall determine the annual Election Period, which shall end no later than December 31 of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates. Any Base Salary Deferrals must be made during the annual Election Period and shall relate to compensation earned in the immediately following Plan Year. Any Deferral Elections made during the annual Election Period are irrevocable as of December 31 of such Plan Year.
2.Incentive Awards and Excess Compensation. If an Incentive Award constitutes “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e), then the Committee may establish an Election Period to defer such amounts that shall end no later than six months before the end of the Plan Year during which the Incentive Award is earned. For purposes of the foregoing, an Incentive Award will be treated as “performance-based compensation” if:
(a)The Incentive Award is based on services performed over a period of at least 12 months;
(b)The Participant continuously performs services from the later of the beginning of the performance period or the date the performance criteria are established through the date the Participant makes the Deferral Elections; and
(c)The Incentive Award is not substantially certain to be paid and is not readily ascertainable when the deferral election is made.
Incentive Award Deferral Elections and Excess Compensation Deferral Elections that include Incentive Awards treated as performance-based

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compensation made during such Election Period are irrevocable as of the end of the Election Period held for performance-based compensation.
3.Initial Eligibility. In the case of a Participant who first becomes eligible to participate in the Plan during a Plan Year, an election to defer Base Salary may be made within 30 days after the date the employee first becomes eligible to participate in the Plan. A Deferral Election shall apply to Base Salary paid for services to be performed after the Deferral Election is filed and becomes effective, at which time it will be irrevocable. The Participant shall not be permitted to make either an Excess Compensation Deferral or an Incentive Award Deferral Election that relates to the Incentive Award, if any, being earned in the first year of eligibility.
D.Evergreen Elections.
Provided a Participant continues to be eligible in the Plan, a Participant’s Deferral Elections will remain in effect until changed by the Participant during an applicable Election Period. The Committee reserves the discretion to require new elections during an applicable Election Period.
For the avoidance of doubt, this paragraph applies to a Participant that incurs a Termination of Employment after the end of the Plan Year but before any Election Period for Incentive Awards pursuant to subsection C. In such circumstance, the Deferral Election that applies to an Incentive Award for the immediately prior Plan Year shall continue to be given effect. Any Deferral Elections that apply to Incentive Awards earned during the Plan Year that includes the Termination of Employment shall be immediately revoked upon such Termination of Employment. In this latter instance, any Incentive Award payable for the year of termination shall be paid in accordance with the terms of the annual incentive plan or program that covers such individual.
E.Subsequent Election Changes.
A Participant may elect to change a previously elected distribution form that applies upon Retirement with respect to one or more Deferred Amounts in accordance with rules established by the Committee. Changes can be made after a Participant retires, provided payment of the Deferred Amounts have not commenced and the requirements of this Section are otherwise met. If a Participant makes such election, then
1.Such election shall be filed at least 12 months before the date such payments were otherwise scheduled to be made or begin; and
2.Such election shall be effective 12 months after the date on which such election is made and submitted pursuant to the Plan’s procedures;
3.The first payment with respect to which such election is made shall be delayed for a period of 5 years from the date such payment would otherwise have been made had no such election been made; and
4.With respect to a change in distribution form, such change may not accelerate the time or schedule of any payment under the Plan in violation of the requirements of Code Section 409A, except as provided in regulations promulgated by the Secretary of the Treasury.

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Notwithstanding the foregoing, a Participant may make no more than three such elections with respect to any Deferred Amount which are not subject to a In-Service Distribution Date option. For example, a Participant is limited to three such election changes with respect to Base Salary deferred in 2024 and covered by a Base Salary Deferral Election submitted in the applicable 2023 Election Period.
5.EMPLOYER MATCH
Ameren shall provide an Employer Match on Base Salary, Incentive Award and Excess Compensation Deferrals made for a given Plan Year as follows:
A.Base Salary and Incentive Awards. Unless the Committee determines otherwise, the Employer Match percentage for the true-up match in the Qualified Plan shall be the Employer Match percentage that is applied for Base Salary and Incentive Award Deferrals.
B.Excess Compensation Deferrals. Unless the Committee determines otherwise, the Participant’s elected Excess Compensation Deferral percentage shall apply to determine the Employer Match, which will be the matching formula in effect under the Qualified Plan.
6.DEFERRAL ACCOUNTS
A Deferral Account shall be established on behalf of each Participant who has made a Deferral Election. More than one Deferral Account on behalf of any Participant may be established, as deemed necessary, for administrative purposes. Each Deferral Account may be divided into separate subaccounts to reflect each compensation type subject to a timely made Deferral Election for a given Plan Year. The Deferral Account shall also reflect Earnings, and if applicable, any losses on Deferred Amounts and the Employer Match. Deferral Accounts and the respective subaccounts shall be for bookkeeping purposes only, and Ameren shall not be obligated to set aside or segregate any assets in respect of such accounts.
All Deferred Amounts shall be credited as soon as administratively possible following the time at which the specific Deferred Amount would otherwise be paid to the Participant, but for the Deferral Election. Any Employer Match shall be credited no later than the tax filing deadline, including extensions, for the Plan Year to which the Employer Match relates.

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7.EARNINGS
A.Interest Credits. Earnings on Base Salary Deferrals and Incentive Awards Deferrals shall be based on an interest rate, determined as follows. For the avoidance of doubt, the same interest rate applies to such deferrals that are deferred on and after January 1, 2010, regardless of employment status.

	Amounts Deferred Before January 1, 2010	Amounts Deferred On and After January 1, 2010
Plan Interest Rate Applies Before Termination of Employment
150% of the average of the monthly Mergent's Index for the 12 month period ending on November 30* of the calendar year immediately preceding such Plan Year or such other measurement period as determined from time to time by the Committee
120% of the applicable federal long-term rate, with annual compounding (as prescribed under Code Section 1274(d)) (“AFR”) for the December immediately preceding such Plan Year
Base Interest Rate Applies on and after Termination of Employment for any reason	Average monthly Mergent's Index for the twelve month period ending on November 30* of the calendar year immediately preceding such Plan Year
*Or such other measurement period as determined from time to time by the Committee
Interest at the applicable interest rate shall accrue from the date Base Salary Deferrals and/or Incentive Award Deferrals are credited to the Participant’s Deferral Account and shall be compounded annually and credited to the Participant’s Deferral Account each month (or as of such other frequency or dates as determined by the Committee) for which the Participant has a Deferral Account balance.
B.Investment Options. Unless the Committee determines otherwise, a Participant shall specify the percentages (in whole percentage increments) of the Excess Compensation Deferrals and Employer Match credited to the Deferral Account that shall be allocated among the investment options that are available under the Qualified Plan from time to time, provided that the Participant cannot elect the Ameren stock fund as an investment option. The investment options elected shall apply equally to any Excess Compensation Deferrals and the Employer Match but need not be the same as the investment options elected by the Participant under the Qualified Plan. A Participant’s Deferral Account shall be adjusted periodically as determined in accordance with procedures established by the Committee to reflect investment gains and losses. All investment option elections, including any changes thereto, shall be made at such time and in such manner as determined by the Committee, from time to time. For the avoidance of doubt, Excess Compensation Deferrals and the Employer Match are not actually invested in the

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investment options available under the Plan and Participants do not have any real or beneficial ownership in any investment option.
8.DISTRIBUTION
A.Time of Distribution. Unless the Committee determines otherwise, the Participant can select different times of distribution for different compensation types the Participant elects to defer pursuant to Section 4. A Participant’s Deferred Amounts shall be distributed upon the earliest to occur of the following:
1.Termination of Employment, including at Retirement. For distributions upon Retirement, a Participant can elect for distribution to be made (or begin to be made) either upon Retirement or as of March 1 of the Plan Year immediately following the Plan Year of Retirement. If a Participant does not select March 1, then payment will be made upon Retirement. The foregoing shall also apply to an Employer Match credited for a given Plan Year when no Excess Compensation Deferral is on file for that Plan Year. Otherwise, if a Participant makes an Excess Compensation Deferral, the distribution time for the Employer Match credited for a given Plan Year will be the same as that for the Excess Compensation Deferral of the same Plan Year. In any event, payment upon Termination of Employment, including Retirement, is subject to subsection C of this Section.
2.Death. If a Participant dies after attaining age 55 and before payment begins, any election for distribution upon March 1 shall be disregarded and payment will be made upon death.
3.Disability. For purposes of the Plan, payment will be made in the event that a Participant is determined disabled under the Ameren long-term disability (“LTD”) plan that covers the Participant if the LTD is expected to last for 12 continuous months or to result in death.
4.In-Service Distribution. A Participant may elect to receive distribution of a Base Salary Deferral, an Incentive Award Deferral and/or an Excess Compensation Deferral (including the associated Employer Match) in a specified calendar year as an In-Service Distribution; provided such calendar year is at least three years after the year to which the deferral relates.
Distributions pursuant to this subsection shall be made no later than the December 31st of the year in which the payment event or time occurs. In the event that a Participant began to receive distributions pursuant to clause 1 or 3 and is later reemployed with the Company or returns to active employment from a Disability, payment shall continue to be made to the Participant.
B.Form of Distribution. The Participant can select different forms of distribution for different types of compensation the Participant elects to defer pursuant to Section 4 that are payable upon Retirement or Disability under clause 2 of this subsection. Otherwise, distribution of Deferred Amounts will be made in a lump sum as provided under clause 1 of this subsection.
1.Lump Sum. A Participant’s Deferred Amounts will be payable in a lump sum upon:
(a)A Termination of Employment that occurs before Retirement;

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(b)A Termination of Employment that occurs after a Change of Control;
(c)Death before Retirement; and
(d)Except as provided below in clause 2 of this subsection, an In-Service Distribution Date.
In the absence of a distribution form on a Deferral Election, Deferred Amounts will be paid in a lump sum. The foregoing shall also apply to an Employer Match credited for a given Plan Year when no Excess Compensation Deferral is on file for that Plan Year. Otherwise, if a Participant makes an Excess Compensation Deferral, the distribution form for the Employer Match credited for a given Plan Year will be the same as that for the Excess Compensation Deferral of the same Plan Year. The Participant shall not have the right to designate the taxable year of the payment. For purposes of the foregoing, Change of Control shall have the same meaning that it has in the Second Amended and Restated Ameren Corporation Change of Control Severance Plan, as amended.
2.Installments at Retirement or Disability. For distributions upon Retirement or Disability, a Participant can elect payment of any Deferred Amount to be paid in substantially equal monthly or annual payments over a 5, 10 or 15 year installment period.
Notwithstanding the foregoing, the following shall apply to a In-Service Distribution Date in the event the Participant made a In-Service Distribution Date that is scheduled to be paid in the year of Retirement or a following year.
(a)Any portion of a Deferral Account attributable to amounts deferred before January 1, 2011 (including Earnings thereon) shall be paid in a lump sum upon Retirement.
(b)Any portion of a Deferral Account attributable to amounts deferred on or after January 1, 2011 (including Earnings thereon) shall be paid in the same distribution form as elected for such amounts upon Retirement.
3.Death Following Retirement.
(a)In the event a Participant dies after age 55 and before payment is made, payment will be made to the Participant’s beneficiary according to the Participant’s elections that apply for Retirement.
(b)In the event a Participant dies after installment payments of Deferred Amounts have begun, the installments shall continue to the Participant’s beneficiary.
C.Six-Month Delay for Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is determined to be a Specified Employee at the time of his Termination of Employment (including for Retirement), payment of benefits shall not be made or begin to be made under this Section until the seventh month following the Participant’s Termination of Employment. During such 6-month delay, a Participant’s Deferral Account will continue to be credited with Earnings as described in Section 7. Instead, payment shall be made, or in the case of installments, begin to be made as of the first day of the seventh month following Termination of Employment.

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D.Automatic Cash-Out of Limited Amounts.
1.Participants Before January 1, 2014. For an individual who first becomes a Participant before January 1, 2014, all elected distribution forms will be honored and no cash-outs will apply.
2.Participants On or after January 1, 2014. Notwithstanding any other provisions of the Plan, this clause applies to an individual who first becomes a Participant under the Plan on or after January 1, 2014. Subject to subsection C of this Section, if the aggregate balance of the Participant's Deferral Accounts is less than or equal to $20,000 upon either the Participant’s Retirement or death, the balance of each of the Participant's Deferral Account(s) shall be distributed to the Participant (or beneficiary) in a single lump sum, payable as soon as administratively practicable following Retirement or death, as applicable.
9.HARDSHIP DISTRIBUTION
In the event that a Participant (or in the case of the Participant’s death, his beneficiary) suffers a “financial hardship,” the Committee may, if it deems advisable in its sole and absolute discretion, distribute on behalf of the Participant, his beneficiary or his legal representative, any portion of the Participant’s Deferral Account(s), but in no event more than the amount reasonably necessary to relieve the Financial Hardship upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Committee. Any such hardship distribution shall be made at such times as the Committee shall determine, and the Participant’s Deferral Account(s) shall be reduced by the amount so distributed and/or utilized. “Financial hardship” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
10.SURVIVOR BENEFIT – AFTER RETIREMENT
If the Participant’s death occurs within 15 years after Retirement, the Participant’s surviving spouse (if any) shall receive a benefit for life equal to one-half of the annual amount the Participant would have received from each of his Deferral Accounts, based on each of the Participant’s Deferral Elections commenced before January 1, 1995, except that the benefit payable hereunder shall be calculated by using no more than the first 10 percent of Base Salary deferred by such Participant, and assuming the Participant selected installments over a 15 year period. (For the purposes of the benefit described in the preceding sentence, the Interest rate which shall be used to calculate the amount of the annual benefit shall be the Base Interest Rate in effect for the year immediately preceding the year of the Participant's death.) For the avoidance of doubt, Excess Compensation Deferrals are excluded from determination of this annual benefit because they were not a deferral permitted before January 1, 1995. In the event a Participant had more than one Deferral Election in effect at any one time before January 1, 1995, for purposes of calculating the additional survivor benefit outlined in this Section, all such Deferral Elections shall be aggregated for the purposes of determining the amount of the benefit payable hereunder with respect to such Deferral Elections. The benefit shall be paid in annual installments, with the first installment payable upon death.
11.BENEFICIARY
A.Designating a Beneficiary. The Participant shall designate, pursuant to Plan procedures, one or more primary and/or secondary beneficiaries who shall receive distributions

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otherwise payable to the Participant or as otherwise authorized by the Plan, and such beneficiary designation shall be controlling with respect to all Deferral Accounts such Participant may have pursuant to the provisions of the Plan. The Participant’s spouse, if any, must consent in writing to the designation of a primary beneficiary(ies) other than such spouse as the sole primary beneficiary. Subject to the requirement of the preceding sentence, the Participant shall have the right, at any time and for any reason, to submit a revised designation of beneficiary. Such revised designation of beneficiary shall become effective provided it is delivered pursuant to Plan procedures before the death of such Participant, and it shall supersede all prior designations of beneficiary submitted by the Participant. A beneficiary may be a natural person or an entity (such as a trust or a charitable organization).
B.Default Beneficiary. If no designation of beneficiary is on file with the Plan before the Participant’s death, or if the beneficiary(ies) designated by the Participant has not survived the Participant or cannot otherwise be located within a reasonable period of time, distributions shall be made to the person or persons in the first of the following classes of successive order:
1.The Participant’s surviving spouse
2.The Participant’s surviving children, including legally adopted children, equally.
3.The Participant’s surviving parents, equally.
4.The Participant’s surviving brothers and sisters, equally.
5.The Participant’s personal representative(s), executor(s) or administrator(s).
12.PAYMENTS TO MINORS OR INCOMPETENTS
In the event that any portion of the Plan becomes distributable to a minor or other person under legal disability (as determined by the laws of the jurisdiction in which he or she then resides), the Committee shall direct that such distribution be made to the legal representative of such minor or other person. Any payment of a benefit in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.
13.ADMINISTRATION
Except as specified otherwise in the Plan, the Committee shall have full power and discretion to administer, construe and interpret the Plan. Any authorized action or decision under the provisions of the Plan undertaken by the Committee arising out of, or in connection with the administration, construction, interpretation or effect of the Plan, or recommendations in accordance therewith, or any rules and regulations adopted by the Committee shall be conclusive and binding on all Participants and their beneficiaries and all other persons whosoever.
14.CLAIMS PROCEDURES
A.Claim.
A Participant or beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim. Any correspondence pursuant to this Section may be delivered electronically. The request must be addressed to:

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Administrative Committee, Ameren Deferred Compensation Plan, 1901 Chouteau Avenue, P.O. Box 66149, MC 533, St. Louis, Missouri 63166-6149 or may be delivered electronically at ebenefits@ameren.com or such other address as may be provided in summaries to Participants. Notwithstanding anything in the Plan to the contrary, a claim must be filed within one year from the date such claim first accrues or the Claimant will be forever barred from pursuing such claim. A claim by a Claimant shall be deemed to have accrued on the earlier of (i) the date the Claimant’s benefits commence or (ii) the date the Claimant became aware, or should have become aware, that his or her position regarding his or her entitlement to benefits is different from the Committee’s position regarding the Claimant’s entitlement to benefits. For example, a claim will be treated as accruing on the date a deferred amount is reflected on an electronically available statement.
B.Claim Decision.
Upon receipt of a claim, the Committee or such other individual(s) specified in the written claims procedures shall advise the Claimant that a reply will be forthcoming within the time specified in the written claims procedures and shall in fact deliver such reply in writing within such period. The Committee or such other individual(s) specified in written claims procedures may, however, extend the reply period for an additional period of time specified in the written claims procedures for reasonable cause. If the reply period will be extended, the Committee or such other individual(s) specified in the written claims procedures shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the benefit determination is expected. If the claim is denied in whole or in part, the Committee or such other individual(s) specified in the written claims procedures will render a written opinion using language calculated to be understood by the Claimant setting forth:
1.The specific reason or reasons for the denial;
2.Specific references to pertinent Plan provisions on which the denial is based;
3.A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;
4.Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and
5.The time limits for requesting a review of the denial and for the actual review of the denial.
C.Request For Review.
Within the time specified in the written claims procedures after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee or such other individual(s) specified in the written claims procedures review the determination of the Committee or such other person specified in the written claims procedures. Such request must be addressed to: Administrative Committee, Ameren Deferred Compensation Plan, 1901 Chouteau Avenue, P.O. Box 66149, MC 533, St. Louis, Missouri 63166-6149. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which shall be considered in the review under this

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subsection without regard to whether such information was submitted or considered in the initial benefit determination.
The Claimant or the Claimant’s duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Committee in making its initial claims decision, (ii) was submitted, considered or generated in the course of making the initial claims decision, without regard to whether such instrument was actually relied upon in making the decision or (iii) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the determination made pursuant to subsection D of this Section by the Committee or such other individual(s) specified in the written claims procedures within the time specified in such procedures, he or she shall be barred and estopped from challenging the determination.
D.Review Of Decision.
Within the time specified in the written claims procedures, ordinarily not later than 60 days, after the Committee’s receipt of a request for review, the prior determination will be reviewed. If special circumstances require that the determination period be extended, the Committee or such other individual(s) specified in the written claims procedures will so notify the Claimant within the initial sixty (60)-day period indicating the special circumstances requiring an extension and the date by which the Committee or such other individual(s) specified in the written claims procedures expects to render its decision on review, which shall be as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. In the event that the Committee or such other individual(s) specified in the written claims procedures extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.
The Committee or such other individual(s) specified in the written claims procedures has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Committee or such other individual(s) specified in the written claims procedures decides in its discretion that the Claimant is entitled to such benefits. The decision of the Committee or such other individual(s) specified in the written claims procedures shall be final and non reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Committee and the Claimant.
If the Committee or such other individual(s) specified in the written claims procedures makes an adverse benefit determination on review, the Committee or such other individual(s) specified in the written claims procedures will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
1.The specific reason or reasons for the denial;
2.The specific references to pertinent Plan provisions on which the denial is based;
3.A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Committee or such other

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individual(s) specified in the written claims procedures in making its decision, (ii) was submitted, considered or generated in the course of the Committee or such other individual(s) specified in the written claims procedures making its decision, without regard to whether such instrument was actually relied upon by the Committee or such other individual(s) specified in the written claims procedures in making its decision or (iii) demonstrates compliance by the Committee or such other individual(s) specified in the written claims procedures with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and
4.A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.
E.Venue for Litigation.
In light of Ameren’s substantial contacts with the State of Missouri, the fact that Ameren resides in Missouri and is headquartered in St. Louis, Missouri, and Ameren’s establishment of, and its maintenance of, this Plan in Missouri, any cause of action brought by a Claimant, employee, Participant, former employee, former Participant or any beneficiary of such an individual involving benefits under the Plan shall be filed and conducted exclusively in the federal courts in the Eastern District of Missouri.
No action at law or in equity shall be brought to recover under the Plan prior to the expiration of 60 days after receipt by the Claimant of the written decision regarding the Claimant’s request for review under the claims procedure, nor shall such action be brought at all unless within three years from receipt by the Claimant of such written decision by the final claims reviewer under the claims procedure.
15.SUSPENSION, TERMINATION AND AMENDMENT
A.The Human Resources Committee of the Board shall have the power to suspend or terminate the Plan in whole or in part at any time, and from time-to-time to extend, modify, amend or revise the Plan in such respects as the Human Resources Committee by resolution may deem advisable, provided that (1) no such extension, modification, amendment or revision shall deprive a Participant, or any beneficiary(ies) thereof, of any part or all of the Participant’s Deferral Account and (2) no attempt to terminate the Plan shall be effective unless such termination complies with the restrictions and requirements applicable under Code Section 409A and the regulations promulgated thereunder in effect at the time of such termination.
B.Subject to the same limitations on amendments as described in subsection A of this Section and in addition to the discretion afforded to the Committee elsewhere in the Plan, the Committee shall have the power to modify, amend or revise the Plan for changes it determines (1) are legally required, including amendments to comply with Code Section 409A, or (2) do not result in material cost to Ameren.
16.MISCELLANEOUS
A.No Trust Created. The arrangements hereunder are unfunded for tax purposes and for purposes of ERISA. Nothing contained in the Plan, and no action taken pursuant to its provisions shall create, or be construed to create, a trust, escrow of any kind, or a fiduciary relationship between Ameren and the Participant, his designated

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beneficiary(ies), other beneficiaries of the Participant or any other person. For the avoidance of doubt, nothing in the Plan prohibits Ameren, in its sole discretion, from establishing a grantor trust as described in Code Section 671 for the purpose of accumulating assets to provide for the obligations hereunder. In such event, the assets and income of such trust shall be subject to the claims of the general creditors of Ameren. Any establishment of such a trust shall not affect Ameren’s liability to pay benefits hereunder except that any such liability shall be offset by any payments actually made to a Participant or beneficiary under such a trust. In the event such a trust is established, the Committee shall have the authority to select, remove and replace the trustee and to determine the terms of the trust agreement. The amount to be contributed to such trust shall be determined by the Company and the investment of such assets shall be made in accordance with the trust document.
B.Unsecured General Creditor Status. The right of a Participant or a Participant’s beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of Ameren, and neither the Participant nor the Participant’s beneficiary shall have any rights in or against any specific assets of Ameren or any grantor trust that Ameren may, in its sole discretion, establish. All amounts credited to Deferral Accounts hereunder shall constitute general assets of Ameren and may be disposed of at such time and for such purpose as Ameren may deem appropriate. Nothing contained in the Plan shall constitute a guaranty by the Employers or any other person or entity that the assets of the Employers will be sufficient to pay any benefit hereunder.
C.Recovery of Costs. In the event that Ameren purchases an insurance policy or policies insuring the life of a Participant or any other property to allow Ameren to recover the costs of providing deferred compensation in whole or in part, hereunder, neither the Participant, his beneficiary(ies) nor any other person or persons shall have any rights therein whatsoever. Ameren shall be the sole owner and beneficiary of any such insurance policy and shall possess and may exercise all incidents of ownership therein.
A Participant shall cooperate with Ameren by providing all information requested including a medical history. In connection therewith, Ameren reserves the right to require that the Participant submit to a physical examination if such examination is deemed to be necessary or appropriate. The costs of all such physical examinations will be paid by Ameren. If the Participant refuses to cooperate with Ameren, Ameren shall have no further obligation to the Participant under the provisions of the Plan. If the Participant makes any material misstatement of information or non-disclosure of medical history, then the Employer Match and earnings on all sources are forfeited. The Participant will retain actual Base Salary, Incentive Award and Excess Compensation Deferrals.
D.No Contract of Employment. Nothing contained herein shall be construed to be a contract of employment, nor a conferring upon the Participant the right to continue to be employed in Participant’s present capacity, or in any capacity. Nothing contained in the Plan shall limit Ameren’s right to terminate the Participant’s employment for any reason. It is expressly understood that the Plan relates to the deferred payment of compensation for the Participant’s services normally distributable when services are performed.
E.Non-Alienation of Benefits. Neither the Participant, his beneficiary(ies), nor any other person or persons shall have any power or right to sell, alienate, attach, garnish, transfer, assign, anticipate, pledge or otherwise encumber any part or all of a Deferral Account maintained or distributable hereunder. No amounts hereunder shall be subject to seizure by any creditor of the Participant or a beneficiary, beneficiary(ies) or any other person or persons by a proceeding at law or in equity, nor shall such amounts be

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transferable by operation of law in the event of divorce, legal separation, bankruptcy, insolvency or death of the Participant, his beneficiary(ies), or any other person or persons. Any such attempted assignment or transfer shall be null and void.
F.Withholding Taxes. To the extent required by the law in effect at the time that deferrals are made hereunder, Ameren shall withhold from non-deferred compensation the payroll taxes required to be withheld by the federal or any state or local government. Upon distribution of Deferred Amounts, Ameren shall withhold from any distribution made under the Plan or other compensation payable to a Participant such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable State, local or other law.
G.Conflicts. Any conflict in the language or terms or interpretation of the language or terms of the Plan between this Plan document and any other document which purports to describe the rights, benefits, duties or obligations of any Participant, Ameren or any other person or entity shall be resolved in favor of this Plan document.
H.Severability. In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.
I.Captions. The captions of the articles and sections of the Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.
J.Gender and Plurals. Wherever used in the Plan, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.
K.Notice. Any election, beneficiary designation, notice, consent or demand required or permitted to be given under the provisions of the Plan shall be made pursuant to procedures determined by the Committee, which may include by electronic or telephonic means, including by use of a website or e-mail.
L.Governing Law. The Plan, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Missouri.
M.Code Section 409A. The Plan is intended to comply with the requirements of Code Section 409A and shall be interpreted and construed consistently with such intent. In the event the terms of the Plan would subject any Participant or beneficiary to taxes or penalties under Code Section 409A (“409A Penalties”), the Plan may be amended to avoid such 409A Penalties, to the extent possible. Notwithstanding the foregoing, under no circumstances shall Ameren be responsible for any taxes, penalties, interest or other losses or expenses incurred by a Participant or other person due to any failure to comply with Code Section 409A.
N.Right of Setoff. If, at such time as the Participant becomes entitled to distributions hereunder, the Participant has any debt, obligation or other liability representing an amount owing to Ameren that is due and owing at the time that distributions are payable hereunder, Ameren may offset the amount owing it against the amount otherwise distributable hereunder as permitted by Code Section 409A and the regulations issued thereunder, provided any such offset shall also be in compliance with applicable state and Federal laws.

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*    *    *
[signature page follows]
IN WITNESS WHEREOF, pursuant to the authority granted to the Administrative Committee in Section 15 of the Plan, the Administrative Committee adopted the foregoing restatement on the 18th day of December, 2023.
ADMINISTRATIVE COMMITTEE
On behalf of AMEREN CORPORATION
By:
Name:
Title:

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